Prospectus Supplement No. 1 Dated March 22, 2004 (To Prospectus Dated March 12, 2004)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-111726

Eastman Kodak Company

$575,000,000 3.375% Convertible Senior Notes due 2033

and Common Stock Issuable Upon Conversion of the Notes

On October 10, 2003, we issued and sold in a private offering $575,000,000 aggregate principal amount of our 3.375% Convertible Senior Notes due 2033, which we refer to as the “notes,” to certain initial purchasers. The initial purchasers have advised us that they resold their notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the shares of our common stock issuable upon conversion of the notes that are offered for resale in this prospectus supplement and the prospectus dated March 12, 2004 are offered for the accounts of their current holders, which we refer to as the “selling securityholders.”

You should read this prospectus supplement together with the prospectus dated March 12, 2004, which is to be delivered with this prospectus supplement, and the documents incorporated by reference in that prospectus.

The following table sets forth updated information, as of March 21, 2004, regarding the principal amount of notes beneficially owned by each selling securityholder listed below and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time and supplements and amends the table appearing under “Selling Securityholders” beginning on page 45 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supersedes the information in the prospectus. We have prepared this table based on information given to us by each selling securityholder listed below prior to the date hereof.

The percentage of notes outstanding beneficially owned by each selling securityholder is based on $575,000,000 aggregate principal amount of notes outstanding. The number of shares of common stock owned prior to the offering does not include shares of common stock issuable upon conversion of the notes. The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 32.2373 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights” in the prospectus. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned Prior to the Offering(1)	Number of Shares of Common Stock that May be Sold(2)	Percentage of Common Stock Outstanding(3)
GLG Global Convertible UCITS Fund	$8,200,000	1.43%	0	264,345	*
GLG Market Neutral Fund	68,000,000	11.83%	0	2,192,136	*

*	Less than one percent
(1)	Does not include shares of common stock issuable upon conversion of the notes
(2)	Consists of shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 32.2373 shares per $1,000 principal amount of the notes and a cash payment in lieu of any fractional share interest. The conversion rate is subject to adjustment as described in the prospectus under “Description of the Notes—Conversion Rights.” Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.
(3)	Calculated based on 286,611,657 shares of common stock outstanding on March 19, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of the specific holder’s notes. However, we did not assume the conversion of any other holder’s notes.

Investing in the notes and the common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 11 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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